Exhibit 4.3

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”), effective as of November 21, 2016 (“Amendment Effective Date”), is made to that certain Second Amended and Restated Investors’ Rights Agreement (the “Agreement”), dated October 8, 2010, by and among American Well Corporation, a Delaware corporation (“American Well”), the Investors and the Common Holders. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the Company desires to revise the definition of New Securities.

NOW, THEREFORE, the Agreement is hereby amended as follows:

I. Amendment. Subsection (i) in the definition of “New Securities”, as found in Section 1.1(M) of the Agreement, shall be deleted in its entirety and replaced with the following:

“(i) such number of shares of Common Stock that is equal to 17% of the then outstanding Common Stock (including all Preferred Stock and other Convertible Securities, on as as-converted basis) issued or deemed issued on or after the date of Initial Closing (such number of shares issued or deemed issued to be calculated net of any expired or terminated options or warrants and to be proportionately adjusted to reflect any subsequent stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) issued to employees, officers or directors, of, or consultants or advisor to the Company or any subsidiary pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs, agreements or arrangements, in each case as approved by the Board of Directors of the Company, or upon exercise of option warrants granted to such parties pursuant to any such plan or arrangement;”

II. No Other Modification. Except as modified and amended herein, all other terms and provisions of the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Agreement to be signed by its duly authorized officer this 13th day of January, 2017.

AMERICAN WELL CORPORATION

By:	/s/ Bradford Gay
Name: Brad Gay
Title: General Counsel